Exhibit 99.1

Cathy Engelbert Elected to McDonald’s Board of Directors

CHICAGO, IL – December 9, 2019 – McDonald’s Corporation (NYSE: MCD) announced today that business executive Catherine M. Engelbert was elected to the company’s Board of Directors, effective December 6, 2019.

Engelbert, 55, currently serves as the first-ever Commissioner for the Women’s National Basketball Association (WNBA), where she is responsible for setting the vision for the WNBA and overseeing the day-to-day business and basketball operations. As Commissioner, Engelbert’s role has focused on bolstering visibility for the WNBA, empowering players, and growing the league’s business.

Prior to joining the WNBA in July 2019, Engelbert had a distinguished career at Deloitte, most recently as the Chief Executive Officer from 2015 to 2019. In this role, Engelbert became the first woman ever to lead a Big Four professional services firm in the U.S., overseeing more than 100,000 employees.

“Cathy is an exceptional leader with a track record of guiding organizations to strength and success,” said Enrique Hernandez, Jr., McDonald’s Chairman of the Board. “McDonald’s will benefit from her fresh perspectives, strong operational experience, and broad financial expertise. Cathy’s election also underscores our commitment to diversity at all levels, from the crew room to the board room.” “Cathy is a leader who has challenged convention to deliver tangible change,” said Chris Kempczinski, McDonald’s President and Chief Executive Officer. “I am inspired by her people-first approach to business and looking forward to benefiting from her entrepreneurial thinking across our global organization.”

“McDonald’s is a well-known and admired global brand with a rich legacy of modernizing itself to meet ever changing societal needs and expectations,” Engelbert said. “I’m proud to be joining the Board now at this important time, and I look forward to contributing to its global impact.”

Engelbert serves on the Board of Directors for Catalyst, a global nonprofit that works to accelerate women into leadership. She also serves on the Board of Partnership for NYC and is a member of the Council on Foreign Relations. Engelbert received a bachelor’s degree in accounting from Lehigh University and is a certified public accountant licensed in Pennsylvania, New York and New Jersey.

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.

Contact:
Media: press@us.mcd.com, Investors: investor.relations@us.mcd.com